                                                                  Exhibit 2.1



            -----------------------------------------------------------

                             Dated   16 December 2000

                           Agreement for Sale of Business

                              The Hon Murray Criddle MLC,
                         Minister for Transport exercising
                       powers under section 13 and section 44
                        of the Rail Freight System Act 2000
                                       (WA)
                                    ("Minister")
                         The Western Australian Government
                                Railways Commission
                                   ("Commission")
                          The Hon Richard Fairfax Court,
                         MLA, Treasurer, exercising power
                       under section 20 of the Rail Freight
                                System Act 2000 (WA)
                                   ("Treasurer")
                        Westrail Freight Employment Pty Ltd
                                  ACN 087 891 601
                          ("Westrail Freight Employment")
                              AWR Holdings WA Pty Ltd
                               ACN 094 693 562 and
                        Australian Western Railroad Pty Ltd
                                 ACN 094 792 275
                               (together "Purchaser")
                           WestNet StandardGauge Pty Ltd
                          ACN 094 819 360  and
                            WestNet NarrowGauge Pty Ltd
                                 ACN 094 736 9000
                            (together "Network Lessees")
                               AWR Lease Co. Pty Ltd
                                  ACN 094 792 159
                              ("Substitute Sublessee")
                         Australian Railroad Group Pty Ltd
                                  ACN 080 579 308
                                   ("Guarantor")




                              Mallesons Stephen Jaques
                                     Solicitors

                                      Level 10
                                    Central Park
                              152 St George's Terrace
                                 Perth   WA   6000
                             Telephone (61 8) 9269 7000
                                Fax (61 8) 9269 7999
                                   DX 91049 Perth
                                Ref: ML 09 5002 5009

                                 Table of Contents

                           Agreement for Sale of Business

                                                                          Page

     1.   Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . 2

     2.   Sale and purchase of Assets, Access Assets and assumption of
          Liabilities and Access Liabilities   . . . . . . . . . . . . . .  16
          Assets   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
          Access Assets  . . . . . . . . . . . . . . . . . . . . . . . . .  16
          Encumbrances   . . . . . . . . . . . . . . . . . . . . . . . . .  16
          Assumption of Liabilities  . . . . . . . . . . . . . . . . . . .  16

     3.   Purchase Price and GST   . . . . . . . . . . . . . . . . . . . .  17
          GST  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

     4.   Completion   . . . . . . . . . . . . . . . . . . . . . . . . . .  19

     5.   Conditions Precedent   . . . . . . . . . . . . . . . . . . . . .  23

     6.   Adjustment of Purchase Price   . . . . . . . . . . . . . . . . .  24
          Post completion adjustment   . . . . . . . . . . . . . . . . . .  24
          Adjustment for certain employee entitlements   . . . . . . . . .  25
          Capex adjustment   . . . . . . . . . . . . . . . . . . . . . . .  25
          Commission to maintain accounts  . . . . . . . . . . . . . . . .  26
          KPMG   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

     7.   Payment of the Purchase Price  . . . . . . . . . . . . . . . . .  26

     8.   Apportionment of Income & Book Debts   . . . . . . . . . . . . .  27
          Income   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
          Book Debts   . . . . . . . . . . . . . . . . . . . . . . . . . .  27

     9.   Conduct of Business pending Completion   . . . . . . . . . . . .  27

     10.  Risk and insurance   . . . . . . . . . . . . . . . . . . . . . .  28

     11.  Fleet Lease and Cross Border Leases  . . . . . . . . . . . . . .  29

     12.  Contracts, Access Agreements and Intellectual Property Licences   29
          Joint Contracts  . . . . . . . . . . . . . . . . . . . . . . . .  30
          Intellectual Property Licences   . . . . . . . . . . . . . . . .  30
          Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
          Accounts Payable   . . . . . . . . . . . . . . . . . . . . . . .  31
          Copyright    . . . . . . . . . . . . . . . . . . . . . . . . . .  31

     13.  State Agreements   . . . . . . . . . . . . . . . . . . . . . . .  31
          Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . .  31
          Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

          Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

     14.  There is no clause 14  . . . . . . . . . . . . . . . . . . . . .  32

     15.  Safety   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

     16.  Freight Terminals and Staff Houses   . . . . . . . . . . . . . .  33
          Native Title   . . . . . . . . . . . . . . . . . . . . . . . . .  35
          Leased Houses  . . . . . . . . . . . . . . . . . . . . . . . . .  36

     17.  Customers, name, Westrail Centre and other matters   . . . . . .  36
          Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
          Name   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
          Westrail Centre and other places   . . . . . . . . . . . . . . .  36

     19.  Guarantee and indemnity  . . . . . . . . . . . . . . . . . . . .  44

     20.  Costs and stamp duty   . . . . . . . . . . . . . . . . . . . . .  46

     21.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

     22.  Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . .  49

     23.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . .  49

          Exercise of rights   . . . . . . . . . . . . . . . . . . . . . .  49
          Waiver and variation   . . . . . . . . . . . . . . . . . . . . .  49
          Approvals and consent  . . . . . . . . . . . . . . . . . . . . .  50
          Remedies cumulative  . . . . . . . . . . . . . . . . . . . . . .  50
          No merger  . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
          Indemnities  . . . . . . . . . . . . . . . . . . . . . . . . . .  50
          Enforcement of indemnities   . . . . . . . . . . . . . . . . . .  50
          Further assurances   . . . . . . . . . . . . . . . . . . . . . .  50
          Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
          Entire agreement   . . . . . . . . . . . . . . . . . . . . . . .  51
          Sovereign immunity   . . . . . . . . . . . . . . . . . . . . . .  52

     24.  Governing law, jurisdiction and service of process   . . . . . .  52

     25.  Treasurer's guarantee and indemnity  . . . . . . . . . . . . . .  52




                                    -ii-


                          Agreement for Sale of Business

     Date:     16 December 2000

     Parties: The Hon Murray Criddle MLC, ("Minister") exercising powers under section 13 and section 44 of the Rail Freight System Act 2000 (WA)

               The Western Australian Government Railways Commission established under the Government Railways Act 1904 (WA) ("Commission") exercising power under section 16 of the Rail Freight System Act 2000 (WA) ABN 44 143 660 866

               The Hon Richard Fairfax Court MLA, Treasurer of the State of Western Australia, ("Treasurer"), exercising power under section 20 of the Rail Freight System Act 2000 (WA)

               Westrail Freight Employment Pty Ltd ACN 087 891 601 having its registered office at Level 10, 152 St Georges Terrace, Perth, Western Australia ("Westrail Freight Employment")

               AWR Holdings WA Pty Ltd ACN 094 693 562 ("AWR Holdings") and Australian Western Railroad Pty Ltd ACN 094 792 275 ("Australian Western Railroad") each having its registered office at c/o Edwards Thompson, Level 31, QVI Building, 250 St George's Terrece, Perth 6000, Western Australia

              together "Purchaser")

               WestNet StandardGauge Pty Ltd ACN 094 819 360 ("WestNet StandardGauge") and WestNet NarrowGauge Pty Ltd ACN
               094 736 900 ("WestNet NarrowGauge") each having its registered office at c/o Edwards Thompson, Level 31, QVI Building, 250 St George's Terrece, Perth 6000, Western Australia.

               ("Network Lessees")

               AWR Lease Co. Pty Ltd ACN 094 792 159 having its registered office at c/o Edwards Thompson, Level 31, QVI Building,
               250 St George's Terrece, Perth 6000, Western Australia

               ("Substitute Sublessee")

               Australian Railroad Group Pty Ltd ACN 080 579 308 having its registered office at Kilburn, South Australia

               ("Guarantor")

     Recitals:

               A. The Commission, under the Government Railways Act 1904, carries on a business transporting freight by rail and road in Western Australia and is the agency through which the State has developed railway infrastructure.

               B. The Government of Western Australia has decided that it is no longer necessary for the State through the Commission to be involved in the Business. Accordingly, it has decided that the State and the Commission should sell the Business.

               C. The Rail Freight System Act 2000 will facilitate the sale of the Business and the use of certain land and railway infrastructure by the Network Lessees.

               D. The Minister on behalf of Western Australia, through the Rail Freight Sale Task Force, has undertaken a process of selling the Business and has selected the Purchaser as purchaser of the Business.

               E. Accordingly, the Minister has agreed (with the consent of the Treasurer under section 13 of the Act) to sell and each of the Purchaser, the Network Lessees and the Substitute Sublessee has agreed to purchase certain assets and assume certain liabilities of the Business on the terms and conditions of this agreement.

               F. The Guarantor and the Treasurer acknowledge giving the guarantee and indemnities in this agreement in consideration for the Commission, the Minister, the Purchaser, the Network Lessees and the Substitute Sublessee entering into this agreement.

     Operative provisions:

     1.   Interpretation

          1.1 The following words have these meanings in this agreement unless the contrary intention appears:

               Access Agreements means the access agreements described as such in Schedules 3 and 14 and the private sidings agreements described as such in Schedules 3 and 14 and which are to be wholly or partly novated to the Network Lessees under the Transfer Order.

               Access Assets means that part of the benefit of the Access Agreements to be novated to the Network Lessees under the

               Transfer Order and those assets described in Schedule 14 which are associated with the Commission's access related functions.

               Access Liabilities means the liabilities of the Commission under the Access Agreements which are to be assumed by the Network Lessees under the Transfer Order and which arise after the Completion Time.

               Accounting Standards means the Australian Accounting Standards from time to time and if and to the extent that any matter is not covered by Australian Accounting Standards means generally accepted accounting principles applied from time to time in Australia for a business similar to the Business.

               Accounts Payable means the liabilities more particularly described in the Commission's financial statements to the extent that they relate to the Business and which remain payable by the Commission as at the Completion Date under the Contracts or to suppliers to the Business.

               Act means the Rail Freight System Act 2000 (WA).

               Actual Accrued Employee Entitlements means the actual opening balance at Completion Date of the liability of Westrail Freight Employment for annual leave and long service leave entitlements of Employees.

               Ancillary Agreements means:

               (a) the Corporate and Financial Systems Services Agreement between the Purchaser and the Commission in the form of Annexure F;

               (b) the Signalling, Train Control and Communications Systems Services Agreement between the Network Lesses, the Purchaser and the Commission in the form of the protocols set out in Annexure H;

               (c) the Country Passenger Access Agreement which by virtue of the Transfer Order will take effect at Completion between the Network Lessees and the Commission in the form of the protocols set out in Annexure H;

               (d) the Urban Train Maintenance Agreement which by vitrue of the Transfer Order ill take effect at Completion between the Commission and the Purchaser contained in the memorandum set out in Annexure I;

               (e) the Country Passenger Maintenance Agreement which by vitrue of the Transfer Order will take effect at Completion between the Commission and the Purchaser in the form of the protocols set out in Annexure J;

               (f)  the Operating Agreement; and

               (g)  the Fleet Sublicence.

               Assets means the following assets:

               (a)  Goodwill;

               (b)  Plant and Equipment;

               (c)  Inventory;

               (d)  Staff Houses;

               (e)  Freight Terminals;

               (f)  Intellectual Property Rights;

               (g)  Shares;

               (h) Cross Border Lease Equipment, subject to the Cross Border Lease Transaction Documents;

               (i)  Cross Border Lease Rights;

               (j)  Statutory Licences;

               (k)  Contracts;

               (l)  Records;

               (m)  Capital Works in Progress;

               (n) all other property and assets of the Commission necessary for the continued operation of the Business, except the Excluded Assets and the Access Assets;

               (o)  the Design Licences; and

               (p)  Leased Vehicle Rights.

               Authorisation includes:

               (a) any authorisation, approval, agreement, indemnity, guarantee, consent, licence, permit, franchise, permission, filing, registration, resolution, direction, declaration and exemption, of a Government Agency; or

               (b) in relation to anything which will be prohibited or restricted in whole or in part by Law if a Government Agency intervenes or acts in any manner within a specified period after notification to it, the expiry of that period without intervention or action of the relevant Government Agency.

               Basic Lease Term in respect of the Cross Border Lease Equipment, has the same meaning as is given to that term in the Cross Border Lease Transaction Documents.

               Book Debts means trade debts and other receivables owed to the Commission in respect of the Business on the Completion Date and notes and securities for them then held by the Commission.

               Business means the business of carrying goods by rail and road and handling and storing goods presently conducted by the Commission and the provision of access to third parties to the Network under the Access Agreements.

               Business Day means a day on which trading banks are open for general banking business in Perth.

               Business Names means the registered and unregistered business names (if any) specified in Schedule 2 and all associated goodwill.

               Capital Expenditure Amount means the amount of $54,152,000 which the Commission proposes to spend on capital expenditure from the Last Balance Date to the Completion Date in accordance with the Capital Works Programme.

               Capital Works in Progress means the value of capital expenditure incurred by the Commission in respect of Plant and Equipment and railway infrastructure which as at the Completion Date is yet to be completed and has not been transferred to Plant and Equipment.

               Capital Works Programme means the capital works programme of the Commission in respect of the Business set out in Annexure M.

               Completion means settlement of the sale and purchase of the Assets and Access Assets and the assumption of the Liabilities and Access Liabilities in accordance with clause 4 and Complete has a corresponding meaning.

               Completion Date means subject to clause 5.5(b) 9 December 2000 or any other date agreed by the Minister and the Purchaser.

               Completion Time means one minute past midnight (Western Standard Time) on the Completion Date.

               Confidential Information means all trade secrets and all financial, marketing and technical information, ideas, concepts, knowhow, technology, processes and knowledge which is confidential or of a sensitive nature in the possession of the Commission and used in and necessary for the conduct of the Business, but excludes that which is in the public domain (or which is part of an asset referred to in paragraph (d) of the definition of Excluded Asset).

               Contaminant means a solid, liquid, gas, odour, heat, sound, vibration, radiation or substance which makes or may make Freight Terminals or any other land or the surrounding
               Environment:

               (a) unsafe or unfit for habitation or occupation by persons or animals;

               (b)  degraded in its capacity to support plant life; or

               (c)  otherwise environmentally degraded.

               Contracts means the contracts, commitments and rights of the Commission in the course of conducting the Business before the Completion Date (including those described in Schedule 3 but excluding the Access Agreements, the Cross Border Lease Transaction Documents, the Fleet Lease and Ancillary Agreements) which are not fully performed as at the Completion Date and which are novated to the Purchaser from Completion under the Transfer Order or, in the case of contract commitments and rights not governed by Western Australian law, with the consent of each other party to the contract, commitment or right.

               Contractors' Deposits means the deposits paid by parties under Contracts to Westrail as security for their obligations and as at 30 June 2000 are shown in Schedule 8.

               Corridor Land has the same meaning as in the Lease Agreement.

               Cross Border Lease Equipment means the plant and equipment listed in Annexure E.

               Cross Border Lease Rights means the Commission's right of possession and to call for possession and ownership and all other right, title and interest of the Commission under the Cross Border Lease Transaction Documents and in the Cross Border Lease Equipment.

               Cross Border Lease Substitution Documents means the documents referred to in Part 3 of Schedule 4.

               Cross Border Lease Transaction Documents means the documents referred to in Part 1 of Schedule 4 and includes, where the context requires, those documents as amended and novated by the Cross Border Lease Substitution Documents.

               Cross Border Lease Westrail Documents means the documents referred to in Part 2 of Schedule 4.

               Data Room means the specific room situated at Level 18, Allendale Square, 77 St George's Terrace, Perth allocated to the Purchaser for the purpose of examining the Data Room Documentation.

               Data Room Documentation means all documentation or microfiche or electronically stored data contained in, or accessible from a computer terminal located in, the Data Room or otherwise provided to the Purchaser during the due diligence process leading to this agreement.

               Design Licence means a perpetual non-exclusive licence to use the designs specified in Schedule 2.

               DOLA means the Department of Land Administration of Western Australia.

               dollar and $ means dollar in the lawful currency of Australia.

               Employees means the employees of the Commission in relation to the Business who have accepted an offer of employment from Westrail Freight Employment and who are listed in Schedule 5.

               Employment Guarantee means the Deed for the benefit of the Employees, the form of which is set out in Annexure B.

               Employment Offer means the offer made by Westrail Freight Employment to the Employees, in the form set out in Annexure C.

               Encumbrance means any Native Title, mortgage, charge, bill of sale, pledge, easement, restrictive covenant, building condition, writ, warrant, caveat (and the claims stated in the caveat) deposit, lien, encumbrance, hypothecation and any other right, interest, power or arrangement of any nature affecting any property or right and includes but is not limited to, any agreement to grant or create any of the above, but excludes any Permitted Encumbrance.

               Environment means the physical factors of the surroundings of persons including the land, waters, atmosphere, climate, sound, odours, taste, the biological factors of animals and plants and the social factor of aesthetics.

               Estimated Accrued Employee Entitlements means $5,080,000 being the estimated opening balance as at the Completion Date of the liability of Westrail Freight Employment for annual leave and long service leave entitlements of Employees.

               Excluded Assets means:

               (a)  the Leased Railway Infrastructure;

               (b)  cash at bank, on deposit or on hand and Book Debts;

               (c) insurance policies owned by the Commission and rights to participate in self insurance arrangements and the benefit of any claims under them; and

               (d) the assets which, as contemplated by the Ancillary Agreements, are to remain the property of the Commission.

               Fit for Purpose has the same meaning as in the Lease
               Agreement.

               Fleet Lease means the Fleet Lease Transaction entered into by the State Supply Commission on 27 June 1996 with, amongst others, Matrix Facility Management Pty Ltd, Matrix Group Limited and Matrix Fleet Pty Limited.

               Fleet Sublicence means the Sublicence of the Fleet Vehicles in the form of Annexure K.

               Fleet Vehicles means the motor vehicles listed in Schedule 6 which are used by the Commission in the Business under the Fleet Lease.

               Freight Terminals means the freight terminals referred to in
               Schedule 7.

               General Conditions means the general conditions for the sale of land set out in Schedule 13.

               Goodwill means the goodwill of the Business including, but not limited to, the exclusive right of the Purchaser to represent itself as carrying on the Business as the successor to the Commission.

               Government Agency means, in respect of the relevant country, any government or governmental, semi-governmental, administrative, fiscal or judicial body, responsible minister, department, office, commission, delegate, authority, instrumentality, tribunal, board, agency, entity or organ of government, whether federal, state, territorial or local, statutory or otherwise, anywhere in the world.

               Government Gazette means the Government Gazette of Western Australia printed and published, or purporting to be printed and published, by the Government Printer and includes any supplement to it.

               Indirect Loss means loss or damage which does not flow directly and immediately from the relevant event, circumstance, act or omission, and includes:

               (a)  any special, indirect or incidental loss or damage; and

               (b) loss or damage arising from loss or denial of opportunity,

               whether the claim for such loss or damage is based in contract, in negligence, or any other tort of any kind, under warranty or otherwise.

               Information Memorandum means the document of that name issued by the Rail Freight Sale Task Force in respect of the Business and dated 30 June 2000.

               Initial Rent means:

               (a)  the amount of $292,470,570.70; or

               (b) if the date of the execution of this agreement is 1 November 2000 or later and on that date the Five Year Swap Rate is 6.75% or higher then the amount in paragraph
                    (a) reduced by $60 million for every 1% (or part thereof) in excess of 6.55% where the Five Year Swap Rate is that rate published by the Australian Financial Markets Association (AFMA) Receive Swap Reference Rate as published on Reuters page SWAPREF at 10am Eastern Standard Time on the day of the swap which the Network Lessees have agreed to pay as a prepayment of rent under the Lease Agreement.

               Intellectual Property Licences means all agreements under which the Commission obtains the right to use, but not ownership of, any of the Design Licences, the Business Names or Trade Marks or any Confidential Information, patents, patent applications, discoveries, inventions, registered or unregistered designs, copyright or similar rights used in and necessary for the conduct of or used in connection with the Business including copyright in the software comprised in the corporate and financial systems referred to in Annexure F.

               Intellectual Property Rights means:

               (a)  the Business Names;

               (b) all Trade Marks owned by the Commission used in and which are necessary for the conduct of the Business;

               (c)  all Confidential Information owned by the Commission;

               (d) all patents, patent applications, discoveries, inventions, registered and unregistered designs, copyright and similar rights owned by the Commission and which are used in and are necessary for the conduct of the Business; and

               (e)  the Intellectual Property Licences.

               Inventory means as at the Completion Date all consumables, spare parts, office supplies, inventory and stock (including raw materials, wheelsets, uninstalled sleepers, packaging and containers, work in progress and finished goods and other stock and consumables) which are in use or intended for use and necessary for the conduct of the Business including items owned by the Commission which are in transit to the Commission but, for the avoidance of doubt, excludes inventory and stock used by the Commission in its passenger business.

               Joint Contracts means those contracts listed in Schedule 15.

               Land means the land on which the Freight Terminals and Staff Houses are located.

               Last Balance Date means 30 June 2000.

               Law includes any constitutional provision, treaty, decree, convention, statute, Act of Parliament, Act, regulation, rule, ordinance, proclamation, subordinate legislation, by-law, judgment, rule of common law or equity, rule, ruling or guideline by a competent entity exercising jurisdiction in the relevant matter, including a rule, ruling or guideline of the Federal Treasurer, Foreign Investment Review Board, the Australian Competition & Consumer Commission or National Competition Council or any other Government Agency.

               Lease Agreement means the Rail Freight Network Use Agreement and Railway Infrastructure Lease to be entered into between the Minister, the Commission, the Treasurer, the Network Lessees, the Purchaser and the Guarantor, substantially in the form set out in Annexure A and as may be modified in accordance with clause 4.7.

               Leased Railway Infrastructure means all Leased Railway Infrastructure (as defined in the Lease Agreement) and which is leased to the Network Lessees under the Lease Agreement.

               Leased Vehicle Rights means the right to use and possess the Fleet Vehicles (subject to the Fleet Sublicence) and to use and possess the other motor vehicles exclusively used by the Commission and necessary for the conduct of the Business (subject to the terms on which those vehicles are leased by the Commission).

               Leased Vehicles means the Fleet Vehicles and other leased vehicles exclusively used by the Commission in and necessary for the conduct of the Business.

               Liabilities means the liabilities of the Commission which are to be assumed by the Purchaser under the Transfer Order (and which arise after the Completion Time), but not including the Access Liabilities.

               Material Contract means a contract where the liability (if fully performed or by way of damages if repudiated the day after Completion Date) of or to the Commission is likely to exceed $500,000.

               Minister's Warranties means the warranties set out in Schedule 1 and in Schedule 13.

               Name Companies means Westrail Freight Pty Ltd ACN 087 734 094, Westrail Freight Services Pty Ltd ACN 087 734 101, and Westrail Logistics Pty Ltd ACN 087 647 916.

               Native Title means native title as that term is defined in the Native Title Act 1993 (Cth).

               Native Title Claims Group has the meaning given in the Native Title Act (Cth).

               Network means Corridor Land and Leased Railway Infrastructure (as defined in the Lease Agreement).

               Network Lessees means in the context of:

               (a) that part of the Network which comprises standard gauge and dual gauge track, WestNet StandardGauge; and

               (b) that part of the Network as comprises narrow gauge track, WestNet NarrowGauge,

               to the intent that a separate Lease Agreement will be entered into under clause 4.7(c) in respect of each of the foregoing.

               Operating Agreement means each of:

               (a) Operating Agreement (PNC2) to be entered into between the Minister, the Treasurer, the Commission, the Purchaser, the Substitute Sublessee, the Operator, the Network Lessees and the other parties named in it; and

               (b) Operating Agreement (FB No. 2) to be entered into between the Minister, the Treasurer, the Commission, the Purchaser, the Substitute Sublessee, the Operator, the Network Lessees and the other parties named in it, substantially in the form set out in Annexure N.

               Period means the period used by the Commission for management accounting purposes and being 1/13th of a year.

               Permitted Encumbrance means:

               (a) a Cross Border Lease Transaction Document, which is otherwise an Encumbrance;

               (b) a lien arising by operation of law in good faith securing money owing in respect of goods or services provided in the ordinary course of business where there is no default in connection with the relevant provision of goods or services; and

               (c) a right of title retention in connection with the acquisition of trading stock in the ordinary course of business on the usual terms of sale of the supplier where there is no default in connection with the relevant acquisition.

               Plant and Equipment means all locomotives, rollingstock, plant, equipment, motor vehicles, machinery, tools, furniture, fixtures and fittings owned and used by the Commission exclusively in carrying on the Business on the Completion Date including the plant and equipment listed in Schedule 9 and the corporate and financial systems hardware referred to in Annexure F, but excluding all:

               (a)  Leased Vehicles;

               (b)  Cross Border Lease Equipment;

               (c)  Leased Railway Infrastructure; and

               (d)  Inventory.

               Proforma Accounts means the proforma statement of assets and liabilities of the Business.

               Property Encumbrances means the encumbrances specified in this agreement as affecting the relevant parcel of Land and includes the encumbrances set out under the heading "Property Encumbrances" in Schedule 13.

               Property Report means the Property Due Diligence Report prepared by Mallesons Stephen Jaques for the Rail Freight Sale Task Force, a copy of which has been placed in the Data Room.

               Property Rights means the rights specified in this agreement as affecting the relevant parcel of Land and includes the rights set out under the heading "Property Rights" in Schedule 13.

               Purchaser means in the context of:

               (a) the right to acquire the Shares in Westrail Freight Employment, AWR Holdings; and

               (b) the right to acquire the Assets, other than the Shares in paragraph (a), Australian Western Railroad,

               but otherwise means Australian Western Railroad.

               Purchase Price means the consideration for the Assets and Access Assets calculated in accordance with clause 3.

               Rail Freight Sale Task Force means the task force established by the Minister to advise the Minister on the sale of the Business and includes each of its members.

               Rail Safety Act means the Rail Safety Act 1998 (WA).

               Records means originals and copies, in machine readable or printed form, of books, files, reports, records, correspondence, documents and other material used in and necessary for the conduct of the Business, or used or held in connection with the Assets, Access Assets or the Liabilities or the Access Liabilities but excluding the Fleet Lease, the Cross Border Lease Equipment and the Leased Vehicles.

               Related Body Corporate of a body corporate means another body corporate which is related to the first within the meaning of section 50 of the Corporations Law.

               Shares means all of the shares in Westrail Freight Employment and all of the shares in the Name Companies.

               Staff Houses means the houses and barracks listed in Schedule
               10.

               State means the State of Western Australia.

               State Agreements means those agreements made between the State and various parties and listed in Schedule 11.

               State Agreement Obligations means the obligations of the Purchaser from Completion in respect of the State Agreements and set out in Schedule 11.

               State Agreement Party means a party to a State Agreement (other than the State).

               State Agreement Rights means the rights described in Schedule 11 which are created by this agreement for the benefit of the Purchaser.

               Statutory Licences means all licences, consents, rights, permits and certificates relating to any aspect of the Business issued by any governmental authority (whether Commonwealth, State or Local), including the items described in Schedule 12, in so far as they may be transferred to the Purchaser.

               Sub-Sublease means the documents described at item B of Parts 3A and 3B of Schedule 4.

               Trade Marks means all logos, symbols, get up, trademarks, tradenames, service marks, brand names and similar rights, whether registered or unregistered, and all associated goodwill, including those items specified in Schedule 2.

               Transfer Order means the order in the form of Annexure D to be made under section 23 of the Act transferring certain of the Assets and Liabilities to the Purchaser from Completion and transferring certain of the Access Assets and the Access Liabilities to the Network Lessees.

               Warranties means the warranties, representations and indemnities contained in this agreement, including those in clause 18.

               Westrail Centre means the buildings and improvements located at the Westrail Centre, West Parade, East Perth, Western Australia.

               Westrail Freight Employment means Westrail Freight Employment Pty Ltd ACN 087 891 601.

               Work Trains means the Plant and Equipment described as such in
               Schedule 9.

          1.2  In this agreement unless the contrary intention appears:

               (a) a reference to a clause, schedule, annexure or appendix is a reference to a clause of or schedule, annexure or appendix to this agreement and references to this agreement include any recital, schedule, annexure or appendix;

               (b) a reference to this agreement or another instrument includes any variation or replacement of either of them;

               (c) a reference to a statute, ordinance, code or other Law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

               (d)  the singular includes the plural and vice versa;

               (e) the word person includes a firm, a body corporate, an unincorporated association or an authority;

               (f) a reference to a person includes a reference to the person's executors, administrators, successors, substitutes (including, but not limited to, persons taking by novation) and assigns;

               (g) an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and severally;

               (h) an agreement, representation or warranty on the part of two or more persons binds them jointly and severally;

               (i) if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

               (j) a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

               (k) the words "include", "includes" and "including" are deemed to be immediately followed by "without limitation"; and

          1.3 Headings are inserted for convenience and do not affect the interpretation of this agreement.

          1.4 In clauses 2 and 3 the terms going concern, GST, consideration, tax invoices, adjustment event, recipient, supply, supplier and taxable supply have the meanings given to them in the A New Tax System (Goods and Services Tax) Act 1999, as amended from time to time.

          1.5 For the avoidance of doubt a reference in this agreement to the Minister is to the Minister as agent of the State and not in any personal capacity.

     2. Sale and purchase of Assets, Access Assets and assumption of Liabilities and Access Liabilities

     Assets

          2.1 The Minister, the Purchaser and the Substitute Sublessee agree that the Business is to be sold to the Purchaser and the Substitute Sublessee as a going concern, on the terms of this agreement. The Minister agrees to sell and the Purchaser agrees to purchase the Assets for the Purchase Price on the terms and conditions of this agreement with effect from the Completion Time on the Completion Date.

     Access Assets

          2.2 The Minister agrees to sell and the Network Lessees agrees to purchase the Access Assets on the terms and conditions of this agreement with effect from the Completion Time on the Completion Date.

     Encumbrances

          2.3 The Assets and the Access Assets must be transferred to the Purchaser, the Substitute Sublessee and the Network Lessees free from any Encumbrance.

     Assumption of Liabilities

          2.4 Subject to Completion, as from the Completion Time on the Completion Date:

               (a)  the Purchaser accepts responsibility for the Liabilities;

               (b) the Network Lessees accept responsibility for the Access Liabilities; and

               (c) the Substitute Sublessee accepts responsibility for the Cross Border Lease Equipment subject to the respective Cross Border Lease Transaction Documents and on the terms and conditions of the Cross Border Lease Substitution Documents.

     3.   Purchase Price and GST

          3.1 The Purchase Price for the Assets and the Access Assets is the aggregate of:

               (a)  for Goodwill, $6,506;

               (b) for the Plant and Equipment, $55,700,000 apportioned in accordance with Schedule 9;

               (c) for the Inventory, $18,993,386 adjusted in accordance with clause 6, valuing Inventory at the lower of:

                    (i) its cost (excluding indirect overhead costs) to the Commission determined in accordance with the Accounting Standards; and

                    (ii)  its net realisable value;

               (d)  for the Intellectual Property Rights, $1;

               (e)  for the Shares, $100;

               (f)  for the Cross Border Lease Rights, $1;

               (g) for the ownership rights in the Cross Border Lease Equipment, subject to the Cross Border Lease Transaction Documents, $118,200,000;

               (h)  for the Statutory Licences, $1;

               (i)  for the Contracts, $1;

               (j)  for the Staff Houses, $1,700,000;

               (k)  for the Freight Terminals, $38,000,000;

               (l)  for the Records, $1;

               (m)  for the Capital Works in Progress $32,400,000;

               (n)  for the Access Assets $1;

               (o)  for the Design Licence $1; and

               (p)  for the Leased Vehicle Rights $1.

     GST
          3.2 The Purchase Price does not include GST. GST is not payable in respect of the Purchase Price and clause 3.3 does not apply to the Purchase Price.

          3.3

               (a) Unless expressly included, the consideration for any supply under or in connection with this agreement does not include GST.

               (b) To the extent that any supply made under or in connection with this agreement is a taxable supply, the consideration for that supply is increased by an amount determined by the supplier, not exceeding the amount of that consideration (or its GST exclusive market value, in the case of non-monetary consideration) multiplied by the rate at which GST is imposed in respect of the supply.

               (c) The amount so determined must be paid by the recipient of the supply even if the recipient disputes the determination.

               (d) If an adjustment event occurs following a determination under clause 3.3(b):

                    (i) the supplier must make a further determination under clause 3.3 of the amount of consideration payable; and

                    (ii) if the GST component of that consideration differs from the amount originally determined, the amount of the difference must be paid by, refunded to or credited to the recipient as the case may be.

               (e) An amount payable under this clause 3.3 in respect of GST must be paid on or before the 14th day of the month after the month in which the taxable supply to which it relates was made, provided that if at any time the day on which GST is payable to the Australian Taxation Office by suppliers who are required to pay GST on a monthly basis to the Australian Taxation Office alters from the 21st day of the month after the month in which the taxable supply was made, then an amount payable under this clause
                    3.3 in respect of GST must be paid at least 7 days before the day on which the supplier must pay the GST to the Australian Taxation Office. Notwithstanding the foregoing point of this clause 3.3(e) an amount payable in respect of GST on the Purchase Price must be paid at Completion.

               (f) The Substitute Sublessee and the Purchaser acknowledge that as from Completion each will be responsible for the payment of amounts in respect of GST in respect of the Cross Border Lease Equipment and the Leased Vehicles respectively.

               (g) Except to the extent the parties have agreed to the contrary in accordance with clause 3.3(h), the parties to this agreement will in respect of any supply to which this clause 3.3 applies, provide a tax invoice to the other relevant party within 7 days after the date of the supply so that that party can claim an input tax credit

                    (or seek a refund of) any amount paid under this agreement in respect of GST.

               (h) The parties will use their respective best endeavours to agree protocols for the provision of tax invoices in respect of supplies to be made under this agreement and any such protocols as are agreed shall take precedence over the provisions of clause 3.3(g) in relation to the supplies to which those protocols relate.

               (i) The Purchaser, Network Lessees, Substitute Sublessee and Guarantor agree to remain registered for GST purposes under the A New Tax System (Goods and Services) Tax Act 1999, for the term of the Lease Agreement.

     4.   Completion

          4.1 Completion is to take place at 10.00am on the Completion Date at the offices of Mallesons Stephen Jaques, Solicitors, Level 10, Central Park, 152 St George's Terrace Perth, Western Australia or any other time and place agreed by the Minister and the Purchaser.

          4.2  The Minister agrees to do the following on Completion:

               (a)  deliver to the Purchaser or its solicitors:

                    (i) evidence that the Transfer Order has been properly made and published in the Government Gazette so as to (with effect from Completion), vest the Assets referred to in it in the Purchaser, ensure the Liabilities referred to in it are assumed by the Purchaser, vest the Access Assets referred to in it in the Network Lessees and ensure the Access Liabilities referred to in it are assumed by the Network Lessees and evidence that all of the requirements of sections 11, 12, 13(1), 16(4) and 23 of the Act have been complied with to the extent necessary to give effect to this agreement and the transactions contemplated by it;

                    (ii) the Cross Border Lease Substitution Documents executed as required by the Commission, the Minister, the Treasurer and the Western Australian Treasury Corporation;

                    (iii) all deeds and documents of title (if any)
                          relating to the Assets and Access Assets including without limitation copies of all of the Material Contracts and the Cross Border Lease Transaction Documents in Westrail's possession and the original executed Cross Border Lease Transaction Documents in Westrail's possession but excluding the Fleet Lease;

                    (iv) assignments of each of the Intellectual Property Rights and all forms necessary to record the change of their ownership;

                    (v) completed transfer of ownership forms for each of the motor vehicles which form part of the Plant and Equipment;

                    (vi) the Lease Agreement executed by the Minister, the Commission and the Treasurer;

                    (vii) executed transfers in respect of the Shares
                          together with such other instruments as the Purchaser may reasonably require to gain control of those companies from Completion;

                   (viii) a resolution of the director of Westrail
                          Freight Employment and the Name Companies approving (subject to the payment of stamp duty) the transfer of the Shares and the entry into the register of those companies of the Purchaser as shareholder; and

                    (ix) resignations of the officers of Westrail Freight Employment and the Name Companies and confirmation that they have no claims against those companies,

               (b) arrange for the Commission to deliver to the Purchaser all Records, except that if the Commission is required by Law to retain any of the Records the Commission may deliver copies of those documents to the Purchaser;

               (c) make formal delivery of all chattels forming part of the Assets, where they are currently then situated, and permit the Purchaser to take possession of the Assets;

               (d) assist the Purchaser with the necessary forms and consents to enable the utility services provided to the Business, including those telephone or facsimile and other communication services (with the benefit of the same numbers) requested by the Purchaser to be transferred to the Purchaser with effect from the Completion Date without interruption of those services;

               (e) deliver to the Purchaser the Ancillary Agreements executed by the Commission; and

               (f) deliver to the Purchaser the registers, records and seals of Westrail Freight Employment and the Name Companies.

          4.3 Each of the Purchaser and the Network Lessees agree to make payment on Completion in accordance with clauses 7.2 or 7.3 if the Minister complies with clause 4.2.

          4.4 Each of the Purchaser, the Substitute Sublessee and the Network Lessees agree to execute and deliver and to cause any other party they control to execute and deliver to the Minister at Completion each of the Ancillary Agreements to which it is a party. The Guarantor agrees to execute and deliver at Completion the Employment Guarantee in the form of Annexure B.

          4.5 Each of the Purchaser, the Guarantor and the Substitute Sublessee agrees to execute and deliver to the Minister (whether in Perth or in New York) at or before Completion, each of the Cross Border Lease Substitution Documents to which each is respectively a party.

          4.6 Where any agreement referred to in this agreement is required to be executed by or at Completion and that agreement contains blanks, those blanks will be completed by the parties prior to its execution.

          4.7 (a) The Lease Agreement is to be entered into by WestNet StandardGauge in respect of that part of the Network which comprises standard gauge and dual gauge track and by WestNet NarrowGauge in respect of that part of the Network which comprises narrow gauge track.

               (b) Between the date of this agreement and Completion Date, the Network Lessees will as soon as reasonably practicable advise the Minister of changes that they require to the Lease Agreement to reflect:

                    (i) the creation of two leases, one for the standard gauge and dual gauge part of the Network and one for the narrow gauge part of the Network;

                    (ii)  consequential changes to parties and definitions;

                    (iii) an allocation of leased railway infrastructure
                          and responsibility for the matters referred to in the schedules between WestNet StandardGauge and WestNet NarrowGauge;

                    (iv) to amend the definition of "Material Events of Default" to add:

                          "(f) termination of the [Standard Gauge Lease
                               Agreement/Narrow Gauge Lease Agreement] for a Material Event of Default under that agreement."

               (c) So long as the two leases prepared in accordance with this clause 4.7:

                    (i)   are guaranteed by the Guarantor;

                    (ii) contain the cross default provision referred to in clause 4.7(b)(iv); and

                    (iii) reflect only changes reasonably required due to
                          the separation of the narrow gauge and standard gauge into separate leases;

                    the Minister will agree that those lease agreements will replace the Lease Agreement set out in Annexure A to be signed and delivered at Completion.

               (d) The Network Lessees may also propose completion of the Transfer Order to show the allocation of Access Assets and Access Liabilities between the two lessees.

     5.   Conditions Precedent

          5.1  Completion is conditional on:

               (a) the execution by the Guarantor, the Purchaser and the Network Lessees of the Lease Agreement;

               (b) the designation by order, made under Division 2 of the Act, of Corridor Land as contemplated by the Lease Agreement;

               (c) the making and publishing in the Government Gazette of the Transfer Order;

               (d) execution of the Cross Border Lease Substitution Documents by all parties, following satisfaction of the conditions precedent referred to in those documents;

               (e)  execution of the Ancillary Agreements by all parties;

               (f) original executed consents being obtained from all relevant counterparties for the execution of the Ancillary Agreements and satisfaction of all conditions in each of them; and

               (g) the Purchaser and the Network Lessees receiving confirmation in a form reasonably acceptable to them that they will (as from the Completion Date) be accredited as an operator and owner respectively under the Rail Safety Act.

          5.2  Clause 5.1(a) is for the benefit of the Minister.

          5.3 Each of the parties must use reasonable endeavours to obtain the fulfilment of the conditions in clause 5.1.

          5.4 If any of the conditions in clause 5.1, other than clause 5.1(a) , is not fulfilled by 31 March 2001 or a later date agreed on by the Minister and the Purchaser then, provided it has complied with clause 5.3, any party may terminate this agreement at any time before Completion by giving notice to the other parties.

          5.5 If the condition in clause 5.1(a) has not been satisfied or waived by 31 March 2001, then:

               (a) the Minister may terminate this agreement at any time before Completion by notice to the Purchaser; or

               (b) the Completion Date will be extended until such time as they are satisfied.

          5.6 If this agreement is terminated under clauses 5.4 or 5.5 then, in addition to any other rights, powers or remedies provided by Law:

               (a) each party is released from its obligation to further perform the agreement except those imposing on it obligations of confidentiality;

               (b) each party retains the rights it has against any other party in respect of any past breach; and

               (c) each of the Purchaser, the Guarantor, the Substitute Sublessee and the Network Lessees must return to the Minister all documents and other materials in any medium in its possession, power or control which contain information relating to the business, including the Records.

          5.7 If this agreement is terminated under clause 5.4, the deposit paid under clause 7.1 (plus any interest accrued) will be refunded to the Purchaser.

     6.   Adjustment of Purchase Price

     Post completion adjustment

          6.1 The Commission and the Minister agree to instruct KPMG to undertake a post Completion adjustment to the components of the Purchase Price referred to in clause 3.1(c) (Inventory).

          6.2 The amount specified in clause 3.1(c), has been taken from the Proforma Accounts as at the Last Balance Date. KPMG will within 5 business days of their preparation examine the Proforma Accounts as at the Completion Date and will, based on the information it obtains from such examination, advise the Minister and the Purchaser of the amounts of Inventory as at that date.

          6.3 The Purchase Price will be adjusted by deducting from the amount referred to in clauses 3.1(c), the amount advised by KPMG under clause 6.2.

          6.4 If the difference referred to in clause 6.3 is a positive number, the Minister will within 14 Business Days of being advised of the number, pay that amount to the Purchaser, and if the difference is a negative number, the Purchaser will pay that amount to the Minister within 14 Business Days of being advised of it.

     Adjustment for certain employee entitlements

          6.5 The Commission and the Minister agree to instruct KPMG to calculate Actual Accrued Employee Entitlements.

          6.6 In calculating Actual Accrued Employee Entitlements, KPMG will take account of:

               (a) annual leave and long service leave entitlements accrued by Employees;

               (b) annual leave and long service leave entitlements taken by Employees;

               (c) annual leave and long service leave entitlements that have been paid out to Employees in connection with their transfer to Westrail Freight Employment; and

               (d)  the requirements of Australian Accounting Standard
                    AASB1028.

          6.7 If Actual Accrued Employee Entitlements are greater than Estimated Accrued Employee Entitlements, the Commission will within 10 Business Days of being advised of the difference pay to the Purchaser an amount equivalent to the difference and such payment will be taken to be an adjustment of the amount paid under clause 3.1(a).

               If Actual Accrued Employee Entitlements are less than Estimated Accrued Employee Entitlements, the Purchaser will within 10 Business Days of being advised of the difference pay to the Commission an amount equivalent to the difference and such payment will be taken to be an adjustment of the amount paid under clause 3.1(a).

     Capex adjustment

          6.8 Within 20 Business Days of Completion the Commission will provide a certificate in terms reasonably satisfactory to the Purchaser warranting the amount of money it has spent from the Last Balance Date to the Completion Date in accordance with the Capital Works Programme.

          6.9  If the amount set out in the certificate provided under clause
               6.8 is less than the Capital Expenditure Amount, the certificate will be accompanied by a bank cheque payable to the Purchaser of an amount equal to that difference.

     Commission to maintain accounts

          6.10 For the purposes of this clause 6 the Commission agrees that it will maintain its accounts and will prepare Proforma Accounts as at Completion Date in a manner consistent with the way it has maintained its review of operations accounts prior to the date of this agreement.

     KPMG

          6.11 In the absence of manifest error, the amounts advised by KPMG are final and conclusive and binding on the parties.

          6.12 The cost of engaging KPMG to perform work for the purposes of this clause 6 will be borne by the Purchaser and the Minister jointly.

     7.   Payment of the Purchase Price

          7.1 The Purchaser agrees to pay to the Minister, on execution of this agreement, the sum of $10,000,000 as a deposit and part payment of the Purchase Price. Pending Completion the Minister is to invest the deposit at call with "the Commonwealth Bank". On Completion the deposit vests in the State and the interest accruing on the deposit is to be paid to the State (Treasury). Interest is not part payment of the Purchase Price.

          7.2 The Purchaser agrees to pay to the Minister at Completion the balance of the Purchase Price (less the amounts payable under clause 3.1(n) which will be paid by the Network Lessees).

          7.3 The Network Lessees agree to pay to the Minister at Completion the sum of $292,470,570.70 for the Initial Rent in accordance with the Lease Agreement plus any GST amount which may be payable in respect of supply under the Lease Agreement upon presentation at Completion of a tax invoice (and notwithstanding the time stated for presentation of a tax invoice under clause 3.3 of this agreement or clause 17.3 of the Lease Agreement). Alternatively if at Completion the Minister presents an Australian Taxation Office tax ruling that GST is not payable on any supply under the Lease

               Agreement which is in a form which has been accepted in writing by the Network Lessees immediately prior to Completion then no payment of an amount in respect of GST will be made by the Network Lessees at Completion.

          7.4 Each payment referred to in this clause 7 and in clause 6 must be made by bank cheque.

     8.   Apportionment of Income & Book Debts

     Income

          8.1 The parties acknowledge that the Commission is entitled to income derived from conducting the Business before the Completion Date and the Purchaser is entitled to all the rights and benefits of the Business (including the income derived in connection with the Business) from and including the Completion Date.

     Book Debts

          8.2 The Purchaser agrees to use its best endeavours to collect the Book Debts as at the Completion Date for a period of 120 days from the Completion Date, as agent of the Commission.

          8.3 The Commission must provide the Purchaser with an itemised schedule of the Book Debts as at the Completion Date, showing details of each debtor's name and address and the amount owing by each debtor.

          8.4 The Purchaser must account on the fifth Business Day of each month for Book Debts recovered during the previous month. All sums received by the Purchaser from a debtor must be applied to reduce debts owing to the Commission in priority to debts owing to the Purchaser.

          8.5 The Purchaser is not obliged to take any legal proceedings against debtors to recover the Book Debts.

          8.6 The Commission may continue to collect the Book Debts of the Business in the ordinary manner before and following Completion.

     9.   Conduct of Business pending Completion

               Until Completion the Commission must carry on the Business in the normal manner and:

               (a) conduct the Business diligently and with reasonable care and skill;

               (b) will not create any new Access Liabilities or Liabilities prior to Completion Time, without the reasonable consent of the Purchaser or the Network Lesses;

               (c)  will not dispose of any Asset or Access Asset;

               (d) will not create any Encumbrance over any Asset or Access Asset other than in the ordinary course of business;

               (e) will comply with all of its obligations and take reasonable steps to enforce all of its rights in respect of each Material Contract;

               (f) will not enter into any new Material Contract, agree to any modification, variation to or waiver of any Material Contract, without the prior consent of the Purchaser or the Network Lessees and such new Material Contract or modification, variation or waiver will then be included in the Transfer Order;

               (g) will take reasonable steps to ensure that all of its dealings are on arm's length terms;

               (h) will not make a material change to the Business or make any material acquisition or commit any further capital expenditure, other than in accordance with the Capital Works Programme;

               (i) will take reasonable steps to maintain all key Plant and Equipment in the state of repair, working order and condition existing at the date of this agreement;

               (j) in the conduct of the Business, will comply with all Laws;

               (k) ensure that neither of Westrail Freight Employment Pty Ltd or the Name Companies issue any shares, alter their capital or declare any dividend; and

               (l) afford the Purchaser and the Network Lessees and their representatives reasonable access (with prior agreement of the Rail Freight Sale Task Force) to the Business for the purpose of doing anything reasonably required to be done by them between the date of this agreement and Completion in respect of the matters contemplated by this agreement.

     10.  Risk and insurance

          10.1 Until Completion the Commission remains the owner and bears all risks in connection with the Business, the Assets and the Access Assets.

          10.2 On Completion, property in and the risk of the Business and the Assets and the Access Assets passes to the Purchaser and the Network Lessees respectively, without prejudice to the obligations of the Commission and the Treasurer under the Operating Agreement.

          10.3 The Purchaser and the Substitute Sublessee acknowledge that the Cross Border Lease Transaction Documents include obligations in relation to insurance of the Cross Border Lease Equipment which may be applicable after Completion.

     11.  Fleet Lease and Cross Border Leases

          11.1 The Purchaser acknowledges that at Completion it accepts the Fleet Vehicles on the terms of the Fleet Sublicence.

          11.2 Each of the Purchaser and the Substitute Sublessee acknowledges that:

               (a) at Completion it accepts the Cross Border Lease Equipment subject to the respective Cross Border Lease Transaction Documents and on the terms and conditions of the Cross Border Lease Substitution Documents; and

               (b) the substitution effected by the Cross Border Lease Substitution Documents does not permit the Substitute Sublessee to take any action, or permit any action to be taken, not permitted to be taken by the Commission under the Cross Border Lease Transaction Documents; and

               (c) the substitution effected by the Cross Border Lease Substitution Documents is subject to each Encumbrance effected under the Cross Border Lease Transaction Documents.

     12.  Contracts, Access Agreements and Intellectual Property Licences

               12.1 The Purchaser accepts responsibility for the performance of the Contracts and the Intellectual Property Licences as from the Completion Time. The Purchaser must properly perform the obligations of the Commission and of it under the Contracts and Intellectual Property Licences. The Purchaser accepts the benefit and burden of the Contractor's Deposits as from the Completion Time.

               12.2 The Purchaser indemnifies the Minister and the Commission against any liability or loss incurred by the Minister or by the Commission arising under any of the Contracts or Intellectual Property Licences as a result of any act or omission of the Purchaser on or after the Completion Time.

               12.3 The Network Lessees accept responsibility for the Access
                    Liabilities as from the Completion Time.

               12.4 The Network Lessees indemnify the Minister and the
                    Commission against any liability or loss arising under any of the Access Agreements as a result of any act or omission of the Network Lessees on or after the Completion Time.

     Joint Contracts

               12.5 The parties must use their best endeavours to procure the successful division of the Joint Contracts, and for the provision, in the meantime of services between the Commission and the Purchaser and in that regard will co-operate to the fullest extent possible with each other and with any third parties in the negotiation of such division for the mutual benefit of the parties.

     Intellectual Property Licences

               12.6 The parties agree that as from the Completion Time:

                    (a) the Commission grants to the Purchaser and the Network Lessees a non-exclusive, royalty free, perpetual licence to use the Design Licence and all of the Intellectual Property Rights of the Commission comprised in the systems to be used to provide services to the Purchaser under the Signalling, Train Control and Communications Systems Services Agreement set out in Annexure G; and

                    (b) the Purchaser grants to the Commission a non-exclusive, royalty free, perpetual licence to use all of the Intellectual Property Rights of the Purchaser comprised in the systems to be used to provide services to the Commission under the Corporate and Financial Systems Services Agreement set out in Annexure F.

               12.7 For the purposes of clause 12.6 the Commission and
                    the Purchaser will provide to each other a hard copy of the source codes in respect of software comprised in the licences granted under clause 12.6.

     Indemnity

               12.8 The Minister indemnifies the Purchaser and the Network
                    Lessees against any liability or loss arising under any of the Contracts, Intellectual Property Licences or Access Agreements as a result of any act or omission of the Commission before the Completion Date, except for any liability or loss suffered by reason of the recission, avoidance, repudiation or termination of a Contract, Intellectual Property Licence or Access Agreement by any party to it.

     Accounts Payable

               12.9 The Commission agrees that it will promptly pay the
                    Accounts Payable when due.

     Copyright

              12.10 Notwithstanding any other provision of this
                    agreement, where at the date of this agreement copyright owned by the Commission (or where the Commission has an enforceable right to use copyright), is used by the Commission in the Business and in its other businesses or functions as at the date of this agreement, the Purchaser and the Commission will grant to each other a non-exclusive, royalty free, perpetual licence to use all of such copyright owned (or where they have an enforceable right to use) after Completion:

                    (a) in the case of the Purchaser and Network Lessees, for use in connection with the Business; and

                    (b) in the case of the Commission, for use in connection with its functions.

     13.  State Agreements

     Obligations

               13.1 From Completion the Purchaser and the Network Lessees
                    accept responsibility for the State Agreement Obligations in respect of which reference is made to them in Schedule 11 and agree to properly perform the State Agreement Obligations as from the Completion Time in the manner described in Schedule 11.

               13.2 The Purchaser indemnifies the Minister against any
                    liability or loss to the State arising under any of the State Agreements as a result of any act or omission of the Purchaser on or after the Completion Date in respect of the State Agreement Obligations.

     Rights

               13.3 From Completion the Minister grants to the Purchaser, and the Purchaser accepts, the State Agreement Rights in the manner described in Schedule 11.

     Indemnity

               13.4 The Minister indemnifies the Purchaser and the Network
                    Lessees against any liability or loss arising under any of the State Agreements as a result of any act or omission of the Commission or the State before the Completion Date.

     14.  There is no clause 14

     15.  Safety

               15.1 Without limiting the obligations of the parties to obtain fulfilment of the condition set out in clause 5.1(f), the parties will, as soon as possible after execution of this agreement and in good faith take all reasonable steps to:

                    (a)   work co-operatively with; and

                    (b)   produce documentation as required by,

                    the Department of Transport in order for the Purchaser and the Network Lessees to gain accreditation as operator and owner respectively under the Rail Safety Act, including but not limited to:

                    (c) updating and, if required, replacing the Commission's rail safety manuals; and

                    (d) preparing and finalising suitable interface agreements.

               15.2 In addition to the insurance required under clause 19.1 of the Lease Agreement, the Purchaser and the Network Lessees, as operator and owner respectively under the Rail Safety Act, will maintain during the term of the Lease Agreement such insurance (if any) as is required from time to time under the Rail Safety Act.

     16.  Freight Terminals and Staff Houses

               16.1 The Purchaser acknowledges that:

               (a) the boundaries of the Freight Terminals have not been surveyed;

               (b) the Freight Terminals and Staff Houses are sold subject to the Property Encumbrances and with the benefit of the Property Rights referred to in Schedule 13;

               (c) legal title to the Freight Terminals cannot be registered at DOLA until freehold titles for the Freight Terminals have been created;

               (d)  legal title to the Staff Houses, except as provided in
                    Schedule 10 , cannot be registered at DOLA until freehold titles for the Staff Houses have been created; and

               (e) the transfer of legal title to the Freight Terminals and Staff Houses will not occur at Completion but will occur in accordance with the General Conditions referred to in
                    Schedule 13 following Completion.

          16.2 The Purchaser and the Minister will (at the request of the Purchaser at any time after the Completion Date and at the cost of the Purchaser) take reasonable steps to procure the creation of registered freehold title in respect of the Freight Terminals and in respect of those of the Staff Houses which are not the subject of registered freehold title and which are specified in the Purchaser's request. Until such time as freehold title is transferred to the Purchaser or a lease granted under clause 16.4 the Minister hereby grants to the Purchaser a licence to occupy the Freight Terminals and Staff Houses to the exclusion of the Commission and subject only to the Property Encumbrances.

          16.3 The Purchaser and the Minister will in the process of creating freehold title to land take all reasonable steps to ensure that the burden of the Property Encumbrances are properly acknowledged and the benefit of the Property Rights are properly secured, including where necessary by the creation and registration of formal easements and covenants.

          16.4 If in respect of any Freight Terminal or Staff House the Purchaser for any reason decides within a period of five years from the date of this agreement that it does not wish to acquire freehold title or continue with the licence under clause 16.2 to any particular land then:

               (a) it will give written notice to the Minister of that decision and the Purchaser will be entitled to a lease of that Freight Terminal or Staff House;

               (b) the Minister and the Purchaser will negotiate in good faith the terms of such lease, which lease must contain the following terms:

                    (i) the State is to be indemnified for all liabilities in respect of such land to the extent that it is to be placed in the same position as if freehold title in the land had been transferred to the Purchaser;

                    (ii) the lease will be for a term nominated by the Purchaser of up to 99 years and for a peppercorn rental;

                    (iii) the lease will contain an option on the part of
                          the Purchaser to acquire freehold title without any additional consideration, upon reasonable notice to the Minister provided that the costs of creating such title are borne by the Purchaser and the principles set out in clause
                          16.3 are observed; and

                    (iv) the lease will be assignable with the consent of the Minister, which consent will not be unreasonably withheld.

               16.5 The Purchaser will indemnify the Minister for any loss or liability of the Minister in connection with Native Title, which arises out of or in connection with the process of creation of freehold title over the Freight Terminals and Staff Houses or of a lease granted under clause 16.4.

               16.6 The licence granted under clause 16.2 will be on the
                    following terms:

                    (i) subject to clause 16.7 the State is to be indemnified for all liabilities in respect of such land to the extent that it is to be placed in the same position as if freehold title in the land had been transferred to the Purchaser;

                    (ii) the licence will be for a term nominated by the Purchaser of up to 99 years and for a peppercorn rental;

                    (iii) the licence will contain an option on the part
                          of the Purchaser to acquire freehold title without any additional consideration, upon reasonable notice to the Minister provided that the costs of creating such title are borne by the Purchaser and the principles set out in clause 16.3 are observed; and

                    (iv) the licence will be assignable with the consent of the Minister, which consent will not be unreasonably withheld.

     Native Title

               16.7 In the event that any Native Title (or claim made for
                    Native Title by a Native Title Claim Group) in respect of a Freight Terminal or Staff House unreasonably interferes with the use by the Purchaser of the Freight Terminal or the Staff House under a licence granted under clause 16.2, then the following provisions of this clause 16 applies.

               16.8 The Purchaser will:

                    (a) give to the Minister as soon as reasonably practical notice of any Native Title (or claim by a Native Title Claim Group);

                    (b) take all reasonable steps to negate the impact on the Purchaser of any such Native Title (or claim by a Native Title Claim Group) but the Purchaser is not obliged to incur any material financial obligation in taking such steps and will not do so, without the consent of the Minister; and

                    (c) afford the State a reasonable opportunity and cooperate with the State to (at the cost of the State) negotiate a settlement or other appropriate response to any such Native Title (or claim by a Native Title Group).

               16.9 If within a period of 30 days from receipt of the notice under clause 16.8(a) such Native Title is still adversely affecting the use of the freight terminal or staff house in the manner described in clause 16.8, then the State will take all steps available to it to mitigate the affect of that Native Title, including the negotiation and payment of compensation by it in respect of an extinguishment (negotiated or otherwise) of any such Native Title.

              16.10 The Minister and the Commission will not do anything
                    (including create any or allow to subsist an Encumbrance) in respect of a Freight Terminal or Staff House which would be inconsistent with the interests of the Purchaser under this clause 16.

     Leased Houses

              16.11 The Commission will lease to the Purchaser the 42 houses listed in Table D of Schedule 10 (presently occupied by Employees) for a total rental of $2,376 per week for a term of 12 months and otherwise on terms to be agreed in good faith between the Commission and the Purchaser.

     17.  Customers, name, Westrail Centre and other matters

     Customers

          17.1 At or immediately following the Completion Date the Purchaser must, at its expense, send to each of the customers and suppliers of the Commission in the Business a circular or notice announcing the sale of the Business to the Purchaser.

     Name

          17.2 The Purchaser must not use the name of the Commission in any advertisement or circular or stationery without the prior written consent of the Commission. The Purchaser must display its name on all stationery used by it in connection with the Business after the Completion Date.

          17.3 From Completion the Commission will cease to use the name "Westrail" in its correspondence and will not affix the name "Westrail" to any equipment provided that nothing in this clause 17.3 or otherwise requires the Commission to remove, obscure, obliterate or cover up the name "Westrail" from any thing to which it was affixed prior to the date of this agreement. For the avoidance of doubt, the Purchaser may continue to use any Plant and Equipment which has the name "Westrail" on it and is under no obligation to remove the name.

     Westrail Centre and other places

          17.4 From Completion the Commission will provide licences to the Purchaser, the Network Lessees and Westrail Freight Employment for:

               (a) them and each of their officers, employees and agents to use the areas of the Westrail Centre, Kalgoorlie Country Passenger Station Building, Northam Country Passenger Station Building, Guildford Training School and Midland Country Passenger Station Building hatched green in the case of the Kalgoorlie Country Passenger Station Building, the Guildford Training School and the Midland Passenger Station Building and hatched black in the case of the Westrail Centre and the Northam Country Passenger Station Building on the diagrams in Annexure L;

               (b) their train control staff, maintenance staff and senior management to access the train control room at the Westrail Centre;

               (c) their maintenance staff and senior management to access the train control equipment room, the communications equipment room, MDF, cables chamber, floor distribution frames, local area network closets, roof of the Westrail Centre and radio tower at the Westrail Centre; and

               (d) them and each of their officers, employees and agents to use the areas of the John Holland Maintenance Depot and C&CS Depot at Northam hatched black on the diagram on Annexure L.

          17.5 The licences granted under clause 17.4:

               (a) are for a term of 24 months for the licences under clause 17.4(a), (b) and (c) and for the term of the Lease Agreement for the licence under clause 17.4(d);

               (b) may each be terminated on three months' notice by the Purchaser to the Commission without affecting the obligations of the Purchaser to pay the fees and estimated outgoings referred to in clause 17.6 under the remaining Licences;

               (c) in respect of the areas hatched black are exclusive licences to access that area for the purpose of carrying on the Business;

               (d) in respect of the areas outlined in blue are non-exclusive licences to access those areas for their usual purpose; and

               (e) are to allow access and use for the purpose of carrying on the Business.

          17.6 On the Last Business Day of each month the Purchaser will pay to the Commission the following monthly fees in arrears for the licences granted under clause 17.4:

               (a)  $23,483.33 in respect of the Westrail Centre;

               (b) $2,666.67 in respect of the Midland Country Passenger Station Building;

               (c) $2,500 in respect of the Northam Country Passenger Station Building;

               (d) nil in respect of the John Holland Maintenance Depot and C&CS Depot at Northam;

               (e) $1,000 in respect of the Kalgoorlie Country Passenger Station Building; and

               (f)  $6,583.33 in respect of the Guildford Training School,

               and will pay each month in arrears the following amounts on account of the Purchaser's share of the estimated outgoings payable by the Commission in respect of the premises:

               (g)  $27,480 in respect of the Westrail Centre;

               (h) $666.67 in respect of the Midland Country Passenger Station Building;

               (i) $625 in respect of the Northam Country Passenger Station Building;

               (j) nil in respect of the John Holland Maintenance Depot and C&CS Depot at Northam;

               (k) $250 in respect of the Kalgoorlie Country Passenger Station Building; and

               (l)  $833.33 in respect of the Guildford Training School.

     Provision of Work Trains

          17.7 For a period of 5 years following Completion, the Purchaser will make available to the Commission at times reasonably required by the Commission the Work Trains for use by the Commission or its contractors in maintaining railway infrastructure of the Commission.

          17.8 The Work Trains will be made available to the Commission in priority to their use by the Purchaser at a rate of $360 per hour that the Work Trains are used, including for the cost of crews, locomotives and rolling stock and thereafter at reasonable rates and charges to be agreed between the Commission and the Purchaser from time to time.

          17.9 The Commission will:

               (a) use the Work Trains in a manner that is consistent with good railway practice;

               (b) obey the reasonable directions of the Purchaser in respect of the use of the Work Trains; and

               (c) indemnify the Purchaser for all damage to the Work Trains and liability of the Purchaser for damage to other property or for personal injury which occurs whilst they are being used by or under the control of the Commission or which is caused by the Commission's use of the Work Trains.

     18.  Warranties, representations and indemnities

     Minister's Warranties

          18.1 The Minister represents and warrants to the Purchaser, the Network Lessees, the Guarantor and the Substitute Sublessee that each of the statements set out in Schedule 1 of this agreement is accurate on the date of execution of this agreement and at Completion. Each of the statements is to be treated as a separate representation and warranty and the interpretation of any statement made may not be restricted by reference to or inference from any other statement.

          18.2 Subject to any Law to the contrary and except as expressly provided in the Warranties, all terms, conditions, warranties and statements, whether express, implied, written, oral, collateral, statutory or otherwise, are excluded and each of the Minister and the Commission disclaims all liability in relation to these to the maximum extent permitted by law.

          18.3 For the avoidance of doubt, the Commission does not make any representations or warranties to the Purchaser, the Network Lessees or the Guarantor.

          18.4 Subject to the qualifications contained in the Trade Practices Act 1974 and all corresponding state and territory legislation, the Minister's liability for breach of a condition or warranty implied by that legislation in relation to the Assets or Access Assets is limited to one or more of the following, as determined by the Minister:

               (a) the replacement of the Asset or Access Asset or supply of an equivalent;

               (b)  the repair of the Asset or Access Asset;

               (c) the payment of the cost of replacing the Asset or Access Asset or of acquiring an equivalent; or

               (d) the payment of the cost of having the Asset or Access Asset repaired.

          18.5 If a claim is made by a person against the Purchaser, the Network Lessees, the Guarantor or the Substitute Sublessee which if satisfied by the Purchaser, the Network Lessees, the Guarantor or the Substitute Sublessee would result in a claim under the Warranties:

               (a) the Purchaser or the Network Lessees must immediately give notice of the claim to the Minister; and

               (b) at the expense and direction of the Minister, the Purchaser or the Network Lessees must take such action (including legal proceedings) as the Minister may require to avoid, dispute, defend, appeal or compromise the claim and any adjudication of it.

          18.6 If payment is made for a breach of any Warranty that relates to one or more of the Assets or Access Assets, the payment is to be treated as a reduction in the Purchase Price attributed to each relevant Asset or Access Asset in clause 3.1. If a Warranty does not relate to specific Assets or Access Assets any payment made is to be treated as a reduction in the Purchase Price attributed to all of the Assets and Access Assets. The reduction in Purchase Price is to be apportioned between relevant Assets or Access Assets in the same ratio as the Purchase Price attributed to each relevant Asset or Access Assets bears to the total Purchase Price attributed to all relevant Assets and Access Assets.

          18.7 Each of the Purchaser and the Network Lessees agree not to make and waives any right it may have to make any claim against the Minister, the Rail Freight Sale Taskforce or the Commission or any of their officers, employees, agents or advisers under section 52 of the Trade Practices Act 1974, or the corresponding provision of any State or Territory enactment, for any statement or representation made concerning the Business.

          18.8 Neither the Purchaser nor the Network Lessees may make a claim for any breach of the Warranties unless full details of the claim have been given to the Minister within 12 months from the Completion Date.

          18.9 Neither the Purchaser nor the Network Lessees may make a claim for any breach of the Warranties if the amount of that claim is less than $100,000 and the total of all claims for breach of the Warranties is less than $500,000.

         18.10 Notwithstanding any other provision of this agreement or Law to the contrary, the maximum liability of the Minister for breach of the Warranties is $10,000,000 in aggregate and for all time.

         18.11 The Minister agrees to notify the Purchaser as soon as reasonably practicable after he becomes aware of a breach of any Warranty. Such notice will contain the material details of the breach known to the Minister.

     Purchaser's and Guarantor's warranties

         18.12 Each of the Guarantor, the Purchaser, the Substitute Sublessee and the Network Lessees acknowledge that, in entering into this agreement and in proceeding to Completion, it does not rely on any statement, representation, warranty, condition or other conduct which may have been made by the Minister, the Rail Freight Task Force or the Commission, or any person purporting to act on behalf of them, except the Warranties.

         18.13 Each of the Guarantor, the Purchaser, the Substitute Sublessee and the Network Lessees acknowledge on the basis that they receive the Warranties given by the Minister under this Agreement and under the Lease Agreement that it has had the opportunity to make and has made reasonable enquiries in relation to matters it considers to be material to it which are not covered by the Warranties and has satisfied itself in relation to the matters arising from those investigations.

         18.14 The Purchaser, the Network Lessees, the Substitute Sublessee and the Guarantor each represent, warrant and agree with the Minister and the Commission that each of the following statements in paragraphs (a) to (i) are true and correct on the date of this agreement and at

                    Completion and the Guarantor and Purchaser each represent, warrant and agree that the statement in paragraph (m) is true and correct as at the date of this agreement:

               (a) it has been duly incorporated as a company limited by shares in accordance with the laws of Australia, is validly existing under those laws and has power and authority to carry on its business as it is now being conducted; and

               (b) it has power to enter into and observe its obligations under this agreement; and

               (c) it has in full force and effect the authorisations necessary to enter into this agreement, observe obligations under them and allow them to be enforced; and

               (d) its obligations under this agreement are valid and binding and are enforceable against it in accordance with its terms; and

               (e) this agreement and the transactions under it do not contravene its constituent documents (if any) or any Law, regulation or official directive or any of its obligations or undertakings by which it or any of its assets are bound or cause a limitation on its powers or the powers of its directors to be exceeded; and

               (f) the most recent audited financial statements of it (if any) and audited consolidated financial statements of it and its subsidiaries (if any) are a true, fair and accurate statement of its financial position and their consolidated financial position as at the date to which they are prepared and disclose or reflect all their actual and contingent liabilities; and

               (g) there has been no material adverse change in the financial position of it or in the consolidated financial position of it and its subsidiaries since the date (if any) to which the audited financial statements of it and the audited consolidated financial statements of it and its subsidiaries were last prepared before the date of this agreement nor is any such material adverse change considered likely, expected or threatened; and

               (h) as far as it is aware it has fully disclosed in writing to the Minister all facts relating to it and its subsidiaries and anything in connection with them which are material to the assessment of the nature and amount of the risk undertaken by the Minister in entering into this agreement and doing anything in connection with them; and

               (i) as far as they are aware, there is no pending or threatened action or proceeding affecting it or any of its subsidiaries or any of their respective assets before a court, governmental agency, commission or arbitrator which is material to its performance of its obligations under this agreement; and

               (j) neither it nor any of its subsidiaries has or is seeking or expected to have immunity from the jurisdiction of a court or from legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise); and

               (k) it does not enter into this agreement in the capacity of a trustee of any trust or settlement; and

               (l) it is the beneficial owner of and has good title to all property held by it or on its behalf and all undertakings carried on by it subject to Encumbrances in favour of its financiers; and

               (m) as far as they are aware each of the written statements made by the Guarantor or by the Purchaser:

                    (i)   about its intention in respect of the Business; or

                    (ii) about its capacity to perform its obligations under this agreement,

                    in its submission of materials to the Task Force as part of the process of selling the Business, were true as at the time they were submitted.

          18.15 For the avoidance of doubt this clause 18 does not apply to the Warranties in clause 21 of the Lease Agreement.

     Environmental Matters

         18.16 The Minister will indemnify the Purchaser for any loss or liability suffered by the Purchaser in respect of any Contamination which exists as at Completion of any Freight Terminal and which has not been disclosed in the materials contained in the Data Room or which could not by a reasonably diligent Purchaser be deduced from such materials. The Minister's liability under this clause
               18.16 will be limited as follows:

               (a)  the Purchaser may not make a claim under this clause
                    18.16 unless full details of the claim have been given to the Minister within seven years from the Completion Date;

               (b)  the Purchaser may not make a claim under this clause
                    18.16 if the amount of that claim is less than $100,000 and the total of all claims for such indemnity is less than $500,000; and

               (c) notwithstanding any other provision of this agreement or Law to the contrary, the maximum liability of the Minister under this clause 18.16 is $10,000,000 in aggregate and for all time.

         18.17 The Purchaser will as soon as reasonably practicable after becoming aware of any matter which may give rise to a claim for indemnity under clause 18.16, give notice to the Minister of the possibility of such claim together with reasonable details of the relevant Contamination. The Purchaser will allow the Minister access to the Freight Terminal to take all steps reasonably necessary to be taken by the Minister to mitigate any actual or possible liability under clause 18.16.

         18.18 The Minister will not be liable under clause 18.16 for any loss or liability to the extent that such loss or liability is increased by:

               (a) any act of the Purchaser or of any Related Body Corporate of the Purchaser after the Completion Date; or

               (b) any omission by the Purchaser to take any step in respect of any Contamination, which a reasonably prudent occupier of land equivalent to the relevant Freight Terminal would take in those circumstances to mitigate any loss or liability to the Purchaser arising out of such Contamination.

     19.  Guarantee and indemnity

          19.1 The Guarantor acknowledges that it is a condition of the Minister entering into this agreement that the Guarantor gives the guarantee and indemnity in clause 19. The Guarantor also acknowledges that the Guarantor has received valuable consideration.

          19.2 The Guarantor unconditionally and irrevocably guarantees to the Minister the due and punctual performance by the Purchaser, the Substitute Sublessee and the Network Lessees of their obligations under this agreement, the Ancillary Agreements and the Cross Border Lease Substitution Documents including the obligation to pay any amount provided that nothing in this clause obliges the Guarantor to do anything which it can not do by reason of the provision of section 12 of the Act.

          19.3 As a separate undertaking, the Guarantor indemnifies the Minister, the Commission, the Rail Freight Sale Task Force and each of their employees, agents or advisers (the "Indemnified Parties") against all liability or loss arising from, and any costs, charges or expenses incurred by the Indemnified Parties in connection with:

               (a) a breach by the Guarantor, the Purchaser, the Substitute Sublessee or the Network Lessees of this agreement (including clause 18) or any Ancillary Agreement or the Cross Border Lease Substitution Documents ; or

               (b) any liability of the Indemnified Parties in respect of damages payable under section 52 of the Trade Practices Act or its equivalent provision under State fair trading legislation to the Purchaser, the Network Lessees or the Substitute Sublessee in connection with or arising out of a claim by the Purchaser, Network Lessees or Substitute Sublessee against the Indemnified Parties in relation to:

                    (i) this agreement, any Ancillary Agreement or the Cross Border Lease Substitution Documents; or

                    (ii)  the Lease Agreement; or

                    (iii) the sale process and negotiations leading to
                          this agreement, any Ancillary Agreement or the Cross Border Lease Substitution Documents.

          19.4 The Guarantor's liability under this guarantee and indemnity is not affected by anything which might release or exonerate or otherwise affect it at law or in equity, including one or more of the following:

               (a) the Minister granting time or other indulgence to, compromising with or partially releasing in any way the Purchaser, the Network Lessees, the Substitute Sublessee or any other Guarantor;

               (b) laches, acquiescence, delay, acts or omissions on the part of the Minister;

               (c)  any variation or novation of a right of the Minister;

               (d) any alteration of this agreement or any agreement entered into in the performance of this agreement any Ancillary Agreement or any Cross Border Lease Substitution Documents with or without the consent of the Guarantor; and

               (e) the invalidity or unenforceability of an obligation or liability of a person other than the Guarantor.

          19.5 This guarantee and indemnity is a continuing guarantee and indemnity and is not discharged by any one payment. This guarantee and indemnity does not merge on Completion.

          19.6 The Guarantor waives any right it may have of first requiring the Minister to commence proceedings or enforce its rights against the Purchaser, the Network Lessees, the Substitute Sublessee or the Guarantor before claiming under this guarantee and indemnity provided that this waiver does not permit the Minister to do anything which it cannot do by reason of section 12 of the Act.

          19.7 The Guarantor may not, without the prior consent of the Minister raise a set-off or counter-claim available to it against the Minister in reduction of liability under this guarantee and indemnity for 49 years from the date of this agreement (including any Ancillary Agreement) or until all of its obligations under this agreement including the obligations to pay all moneys due under or in relation to this agreement are performed or paid, whichever is the longer.

          19.8 If a claim that payment or transfer by the Purchaser or Network Lessees in connection with this agreement, any

               Ancillary Agreement or Cross Border Lease Substitution Documents is void or voidable under Laws relating to insolvency or protection of creditors is upheld, conceded or compromised then the Minister is entitled immediately as against the Guarantor to the rights to which it would have been entitled under this guarantee and indemnity if all or part of the payment or transfer had not occurred.

          19.9 The Guarantor agrees to pay or reimburse the Minister on demand for all its costs, charges and expenses (including legal costs and expenses on a full indemnity basis or solicitor and own client basis, whichever is the higher) in connection with enforcing its rights under this agreement, any Ancillary Agreement or any Cross Border Lease Substitution Documents, including this guarantee and indemnity. Money paid to the Minister by the Guarantor must be applied first against payment of costs, charges and expenses under clause 19.9 then against other obligations under the guarantee and indemnity.

     20.  Costs and stamp duty

          20.1 The Minister and the Purchaser agree, except as provided in clause 20.2, respectively to bear their own legal and other costs and expenses of and incidental to the preparation, execution and completion of this agreement and of other related documentation.

          20.2 The Purchaser and the Minister agree:

               (a) that in addition to the Purchase Price the Purchaser will pay to the Treasurer on Completion $27,529,429.30 for all stamp duty payable in relation to this agreement, the Ancillary Agreements, the Cross Border Lease Substitution Documents, the transfer of the Assets to the Purchaser, the transfer of the Access Assets to the Network Lessees and the Lease Agreement;

               (b) any other stamp duty on this agreement, the Lease Agreement, the Ancillary Agreements, the Cross Border Lease Substitution Documents, and any other document contemplated by this agreement will be paid by the Minister; and

               (c) neither the Purchaser, the Guarantor or the Substitute Sublessee will take any steps to challenge the assessment of stamp duty on this agreement, the Lease Agreement, the Ancillary Agreements, the Cross Border Lease Substitution

                    Documents, or any other document contemplated by this agreement or the amount of such duty.

     21.  Notices

          21.1 A notice, approval, consent or other communication in connection with this agreement:

               (a)  must be in writing in English;

               (b) must be marked for the attention of in respect of a party the person referred to below; and

               (c) must be left at the address of the addressee, or sent by prepaid ordinary post (airmail if posted to or from a place outside Australia) to the address of the addressee or sent by facsimile to the facsimile number of the addressee which is specified in this clause or if the addressee notifies another address or facsimile number then to that address or facsimile number.

                    The address and facsimile number of each party is:

                    Minister
                    Address:   12th Floor
                               Dumas House
                               2 Havelock Street
                               West Perth  WA  6005
                    Facsimile: (08) 9321 7370
                    Attention: Mr Graeme Harman

                    Commission
                    Address:   Westrail Centre
                               West Parade
                               East Perth  WA 6004
                    Facsimile: (08) 9326 2447
                    Attention: Mr Hugh Smith

                    Treasurer
                    Address:   24th Floor
                               197 St. Georges Terrace
                               Perth  WA  6000
                    Facsimile: (08) 9222 9206
                    Attention: Under Treasurer

                    Westrail Freight Employment
                    Address:   10th Floor
                               40 The Esplanade
                               Perth  WA  6000
                    Facsimile:
                    Attention:

                    Purchaser
                    Address:   10th Floor
                               40 The Esplanade
                               Perth  WA  6000
                    Facsimile:
                    Attention:

                    Network Lessees
                    Address:   10th Floor
                               40 The Esplanade
                               Perth  WA  6000
                    Facsimile:
                    Attention:

                    Substitute Sublessee
                    Address:   10th Floor
                               40 The Esplanade
                               Perth  WA  6000
                    Facsimile:
                    Attention:

                    Guarantor
                    Address:   10th Floor
                               40 The Esplanade
                               Perth  WA  6000
                    Facsimile:
                    Attention:

          21.2 A notice, approval, consent or other communication takes effect from the time it is received unless a later time is specified in it.

          21.3 A letter or facsimile is taken to be received:

               (a) in the case of a posted letter, on the third (seventh, if posted to or from a place outside Australia) day after posting; or

               (b) in the case of facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

     22.  Assignment

               A party may not assign its rights under this agreement without the consent of each other party, such consent not to be unreasonably withheld.

     23.  Miscellaneous

     Exercise of rights

          23.1 A party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a party does not prevent a further exercise of that or of any other right, power or remedy. Failure by a party to exercise or delay in exercising a right, power or remedy does not prevent its exercise.

     Waiver and variation

          23.2 A provision of or a right created under this agreement may not be:

               (a) waived except in writing signed by the party granting the waiver; or

               (b)  varied except in writing signed by the parties.

     Approvals and consent

          23.3 A party may give conditionally or unconditionally or withhold its approval or consent in its absolute discretion unless this agreement expressly provides otherwise.

     Remedies cumulative

          23.4 Except where the contrary is stated or implied in this agreement, the rights, powers and remedies provided in this agreement are cumulative with and not exclusive of the rights, powers or remedies provided by Law independently of this agreement.

     No merger

          23.5 The Warranties do not merge on Completion.

     Indemnities

          23.6 Each indemnity in this agreement is a continuing obligation, separate and independent from the other obligations of the parties and survives termination of this agreement.

          23.7 Each indemnity in this agreement does not extend to any Indirect Loss in any circumstances whatsoever.

     Enforcement of indemnities

          23.8 It is not necessary for a party to incur expense or make payment before enforcing a right of indemnity conferred by this agreement.

     Further assurances

          23.9 Each party agrees, at its own expense, on the request of the other party, to do everything reasonably necessary to give effect to this agreement and the transactions contemplated by it (including the execution of documents) and to use all reasonable endeavours to cause relevant third parties to do likewise.

     Publicity

         23.10 The terms of this agreement and of the transactions the subject of this agreement and the offers, proposals, responses, representations and negotiations made in reaching or varying this agreement are confidential. A party may not directly or indirectly make any press or other announcements or releases relating to this agreement or otherwise directly or indirectly disclose, publish or comment on the terms of this agreement or of the transactions the subject of this agreement or the offers, proposals, responses, representations or negotiations made in reaching or varying this agreement without the prior approval of all other parties to the form and manner of the announcement, release or other disclosure, unless and to the extent that:

               (a) the announcement, release or disclosure is required to be made by the party by Law or the rules of any stock exchange, provided that, to the extent the party is legally permitted to do so, before the party discloses any such information under any such Law or rule, it must provide the other party with:

                    (i) sufficient notice as is reasonable to enable that other party to seek a protective order or other remedy; and

                    (ii) such assistance or cooperation which that other party reasonably considers necessary to prevent or minimise that disclosure of the information; or

               (b) the disclosure is made to the party's lawyers, accountants, auditors or other professional advisers or its bank or other provider of substantial finance, in circumstances where those advisers, bankers or financiers have a bona fide need to know and use that information for the purposes of providing their services in relation to the party, keep the information confidential and are bound by Law or rules of professional conduct to keep that information confidential; or

               (c) the terms of this agreement and of the transactions the subject of this agreement are or have become part of the public domain, unless they become or have become so because they have been disclosed in breach of any obligation (whether existing or future) of a party or of any other person, or otherwise without authority of the parties; or

               (d) disclosure is made to actual or potential purchasers (and their actual or potential financiers) of the Business after Completion provided that such persons have agreed to be bound by similar obligations as set out in this clause 23.10.

     Entire agreement

         23.11 This agreement constitutes the entire agreement of the parties about its subject matter and any previous agreements, understandings and negotiations on that subject matter cease to have any effect.

     Sovereign immunity

         23.12 The State (including the Minister and the Treasurer) is not entitled to claim immunity from legal proceedings for itself or any of its properties and assets (other than property and assets not in use or intended for use for business purposes) on the grounds of sovereignty or otherwise under a law or in a jurisdiction where an action may be brought for the enforcement of any of the obligations under this agreement.

         23.13 The Minister irrevocably waives to the fullest extent permitted by the laws of any jurisdiction any right to immunity from set-off, legal proceedings, attachment prior to judgment, other attachment or execution of judgment on the grounds of sovereignty or otherwise, for the State and its property in respect of its obligations under this agreement.

     24.  Governing law, jurisdiction and service of process

          24.1 This agreement and the transactions contemplated by this agreement are governed by the law in force in Western Australia.

          24.2 Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Western Australia and courts of appeal from them for determining any dispute concerning this agreement or the transactions contemplated by this agreement. Each party waives any right it has to object to an action being brought in those courts, to claim that the action has been brought in an inconvenient forum, or to claim that those courts do not have jurisdiction.

          24.3 Without preventing any other mode of service, any document in an action (including, but not limited to, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 21.

     25.  Treasurer's guarantee and indemnity

          25.1 The Treasurer exercising power under section 20 of the Act, unconditionally and irrevocably guarantees to the Purchaser, the Network Lessees, the Guarantor and the Substitute Sublessee, the due and punctual performance by the Minister and the Commission of their obligations under this agreement the Ancillary Agreements or the Cross Border Lease Substitution Documents including the obligation to pay any amount.

          25.2 As a separate undertaking the Treasurer indemnifies the Purchaser, the Network Lessees, the Guarantor and the Substitute Sublessee against all loss or liability arising from and any costs charges and expenses incurred in connection with a breach by the Minister or the Commission of this agreement (including clause 18 and the Ancillary Agreements or the Cross Border Lease Substitution Documents), including the obligation to pay any amount.

          25.3 The Treasurer's liability under this guarantee and indemnity is not affected by anything which might release or exonerate or otherwise affect him at law or in equity, including one or more of the following:

               (a) the Purchaser, the Network Lessees, the Guarantor and the Substitute Sublessee granting time or other indulgence to, compromising with or partially releasing in any way the Commission, the Minister or the Treasurer;

               (b) laches, acquiescence, delay, acts or omissions on the part of the Purchaser, the Network Lessees, the Guarantor or the Substitute Sublessee;

               (c) any variation or novation of a right of the Purchaser, the Network Lessees, the Guarantor or the Substitute Sublessee;

               (d) any alteration of this agreement or any agreement entered into in the performance of this agreement, (any Ancillary Agreement or any Cross Border Lease Substitution Documents, with or without the consent of the Treasurer; and

               (e) the invalidity or unenforceability of an obligation or liability of a person other than the Treasurer.

          25.4 This guarantee and indemnity is a continuing guarantee and indemnity and is not discharged by any one payment. This guarantee and indemnity does not merge on Completion.

     EXECUTED as an agreement

     Execution Page

     SIGNED by the said                )
     THE HONOURABLE MURRAY JAMES       )
     CRIDDLE MLC, Minister for         )
     Transport, in the presence of:    )
                                       )
                                       )

     _________________________________
     Signature of witness

     _________________________________
     Full name of witness

     _________________________________
     Address of witness

     _________________________________
     Occupation of witness



     THE COMMON SEAL of THE WESTERN    )
     AUSTRALIAN GOVERNMENT RAILWAYS    )
     COMMISSION                        )
     was hereunto affixed in the       )
     presence of:                      )
                                       )
                                            _____________________
                                            Commissioner
                                            _____________________
                                            Secretary

     SIGNED by the said                )
     THE HONOURABLE RICHARD FAIRFAX    )
     COURT MLA Treasurer of the State  )
     of Western Australia, in the      )
     presence of:                      )
                                       )
                                       )

     _________________________________
     Signature of witness

     _________________________________
     Full name of witness

     _________________________________
     Address of witness

     _________________________________
     Occupation of witness

     EXECUTED by WESTRAIL FREIGHT      )
     EMPLOYMENT PTY LTD ACN 087 891    )
     601 in accordance with section    )
     127(1) of the Corporations Law    )
     by authority of its director in   )
     the presence of:                  )
                                       )
                                       )
                                       )
                                       )
                                       )
                                            ________________________________
                                            Signature of Ian Michael Lishman
                                            sole director/company secretary
                                            who states that they are the
                                            sole director and sole company
     _________________________________      secretary of Westrail Freight
     Signature of witness                   Employment Pty Ltd


     _________________________________
     Name of witness (block letters)






     THE COMMON SEAL of AWR HOLDINGS   )
     WA PTY LTD ACN                is  )
     duly affixed                      )
     by authority of its directors in  )
     the presence of:                  )
                                       )
                                       )


     ________________________________       _______________________________
     Signature of authorised person         Signature of authorised person

     ________________________________       ________________________________
     Office held                            Office held

     ________________________________       _________________________________
     Name of authorised person (block       Name of authorised person (block
     letters)                               letters)

     THE COMMON SEAL of AUSTRALIAN     )
     WESTERN RAILROAD PTY LTD ACN      )
                                       )
     is duly affixed by authority of   )
     its directors in the presence     )
     of:                               )
                                       )

     _________________________________      _________________________________
     Signature of authorised person         Signature of authorised person

     _________________________________      _________________________________
     Office held                            Office held

     _________________________________      _________________________________
     Name of authorised person (block       Name of authorised person (block
     letters)                               letters)





     THE COMMON SEAL of WESTNET        )
     STANDARDGAUGE PTY LTD ACN         )
                       is duly         )
     affixed by authority of its       )
     directors in the presence of:     )
                                       )
                                       )


     ________________________________       _______________________________
     Signature of authorised person         Signature of authorised person

     ________________________________       ________________________________
     Office held                            Office held

     ________________________________       _________________________________
     Name of authorised person (block       Name of authorised person (block
     letters)                               letters)

     THE COMMON SEAL of WESTNET        )
     NARROWGAUGE PTY LTD ACN           )
                      is duly affixed  )
     by authority of its directors in  )
     the presence of:                  )
                                       )
                                       )

     ________________________________       _______________________________
     Signature of authorised person         Signature of authorised person

     ________________________________       ________________________________
     Office held                            Office held

     ________________________________       _________________________________
     Name of authorised person (block       Name of authorised person (block
     letters)                               letters)




     THE COMMON SEAL of AWR LEASE CO   )
     PTY LTD                           )
                                       )
     ACN                is duly        )
     affixed                           )
     by authority of its directors in  )
     the presence of:

     ________________________________       _______________________________
     Signature of authorised person         Signature of authorised person

     ________________________________       ________________________________
     Office held                            Office held

     ________________________________       _________________________________
     Name of authorised person (block       Name of authorised person (block
     letters)                               letters)

     THE COMMON SEAL of AUSTRALIAN     )
     RAILROAD GROUP PTY LTD            )
                                       )
     ACN 080 579 308  is duly affixed  )
                                       )
     by authority of its directors in  )
     the presence of:

     ________________________________       _______________________________
     Signature of authorised person         Signature of authorised person

     ________________________________       ________________________________
     Office held                            Office held

     ________________________________       _________________________________
     Name of authorised person (block       Name of authorised person (block
     letters)                               letters)